Exhibit 23.1

Encorium Group, Inc.
Wayne, Pennsylvania,

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 19, 2010 relating to the consolidated financial statements of Encorium Group, Inc. for the year ended December 31, 2009, which is contained in the Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Asher & Company Ltd.
Philadelphia, Pennsylvania
June 9, 2010